As filed with the Securities and Exchange Commission on November 28, 2023

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated November 28, 2023

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Smart Biometric Technology, Inc.

5,000,000 Shares of Common Stock

By this Offering Circular, Smart Biometric Technology, Inc., a Nevada corporation, is offering for sale a maximum of 5,000,000 shares of its common stock (the “Offered Shares”), at a fixed price of $0.50 per share, pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). A minimum purchase of $5,000 of the Offered Shares is required in this offering; any additional purchase must be in an amount of at least $1,000. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 4, for a discussion of the risks associated with a purchase of the Offered Shares.

We estimate that this offering will commence within two days of SEC qualification; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of Securities Offered	Number of Shares	Price to Public	Commissions (1)	Proceeds to Company (2)
Common Stock	5,000,000	$0.50	$-0-	$2,500,000
(1) (2)

We may offer the Offered Shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.

Does not account for the payment of expenses of this offering estimated at $30,000. See “Plan of Distribution.”

Prior to this offering, there has been no public market for our common stock. We intend to apply to list our common stock on the OTC Pink trading platform of OTC Markets Group, Inc. (“OTC Markets”). We have not yet obtained the agreement of a market maker to file a Rule 211 application with the Financial Industry Regulatory Authority (“FINRA”) to obtain a trade symbol for our common stock. Such efforts may not be successful and our shares may never be listed and owners of our common stock may not have a market in which to sell their shares.

Investing in the Offered Shares is speculative and involves substantial risks, including the superior voting rights of our outstanding shares of Series B Convertible Preferred Stock, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision.

The Series B Convertible Preferred Stock has the following voting rights: the outstanding shares of Series B Convertible Preferred Stock are entitled to vote on any matter with the holders of common stock voting together as one (1) class and shall have that number of votes (identical in every other respect to the voting rights of the holder of common stock entitled to vote at any regular or special meeting of shareholders) equal to that number of common shares which is not less than 51% of the vote required to approve any action.

Our CEO and Director, Chaya Hendrick, as the owner of all outstanding shares of the Series B Convertible Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares”).

You should purchase Offered Shares only if you can afford a complete loss of your investment. See Risk Factors, beginning on page 4, for a discussion of certain risks that you should consider before purchasing any of the Offered Shares.

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to ‘Qualified Purchasers’” (page 17). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is_________, 2023.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms “we”, “us” and “our” refer and relate to Smart Biometric Technology, Inc., a Nevada corporation.

Our Company

Smart Biometric Technology, Inc. was incorporated pursuant to the laws of Nevada on September 12, 2022, and operates as a development-stage company engaged in the technology industry.

We are a technology company specializing in the manufacture of advanced miniature biometric devices for the new world of digital currency. This includes the storage of digital currency on a payments card that can be used at checkouts equipped with bar code readers, as the card has a very thin display screen that is able to display QR codes which are able to be used to perform a digital payment transaction at a checkout. The QR code display is triggered by the person’s fingerprint using the inbuilt fingerprint sensor in the card.

The biometric fingerprint activated “display” card is also able to be used as an advanced ID card that only displays a person’s color photograph after the card holder touches the card’s fingerprint sensor and a successful instant fingerprint match. The card has built in RFID allowing the card to be used for door opening security as well as a network security capable smartcard chip that can be used for biometric secure access to corporate and/or government computer networks.

In addition, we have developed the world’s smallest multi-function card reader that can be used as an advanced interface between payment and or security cards and laptops and smart phones. (See “Business”).

Offering Summary

Securities Offered	The Offered Shares, 5,000,000 shares of common stock, are being offered by our company.
Offering Price Per Share	$0.50 per Offered Share.
Shares Outstanding Before This Offering	50,200,000 shares of common stock issued and outstanding as of the date of this Offering Circular.
Shares Outstanding After This Offering	55,200,000 shares of common stock issued and outstanding, assuming a maximum offering hereunder.
Minimum Number of Shares to Be Sold in This Offering	None
Disparate Voting Rights

Our outstanding shares of Series B Convertible Preferred Stock possess superior voting rights, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The Series B Convertible Preferred Stock has the following voting rights: the outstanding shares of Series B Convertible Preferred Stock are entitled to vote on any matter with the holders of common stock voting together as one (1) class and shall have that number of votes (identical in every other respect to the voting rights of the holder of common stock entitled to vote at any regular or special meeting of shareholders) equal to that number of common shares which is not less than 51% of the vote required to approve any action.

Our CEO and Director, Chaya Hendrick, as the owner of all of the outstanding shares of the Series B Convertible Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Security Ownership of Certain Beneficial Owners and Management”).

Investor Suitability Standards

The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors so long as their investment in the Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Market for our Common Stock

Prior to this offering, there has been no public market for our common stock. We intend to apply to list our common stock on the OTC Pink trading platform of OTC Markets Group, Inc. (OTC Markets). We have not yet obtained the agreement of a market maker to file a Rule 211 application with the Financial Industry Regulatory Authority (FINRA) to obtain a trade symbol for our common stock. Such efforts may not be successful and our shares may never be listed and owners of our common stock may not have a market in which to sell their shares.

Termination of this Offering

This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Use of Proceeds	We will apply the proceeds of this offering for manufacturing, sales and marketing, research and development, general and administrative expenses and working capital. (See “Use of Proceeds”).
Risk Factors

An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

Corporate Information

Our principal executive offices are located at 3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169; our telephone number is (305) 607-3910; our corporate website is located at www.smartbiometrictechnology.com. No information found on our company’s website is part of this Offering Circular.

Continuing Reporting Requirements Under Regulation A

As a Tier 2 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering. Following completion of this offering, we will be required to file with the SEC annual reports on form 1-K, semi-annual reports on Form 1-SA and current reports on Form 1-U.

In addition to satisfying our SEC-reporting obligations, during the pendency of this offering and following this offering, should our common stock become listed on the OTCQB or OTC Pink trading platforms of OTC Markets, we intend to file annual and quarterly financial reports and other supplemental reports with OTC Markets, which will be available at www.otcmarkets.com.

All of our future periodic reports, whether filed with OTC Markets or the SEC, will not be required to include the same information as analogous reports required to be filed by companies whose securities are listed on the NYSE or NASDAQ, for example.

RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Statement Regarding Forward-Looking Statements”).

Risks Related to Our Company

There is a substantial doubt about our ability to continue as a going concern. The report of our independent auditors that accompanies our financial statements includes an explanatory paragraph indicating there is a substantial doubt about our ability to continue as a going concern, citing our need for additional capital for the future planned expansion of our activities and to service our ordinary course activities (which may include servicing of indebtedness). The inclusion of a going concern explanatory paragraph in the report of our independent auditors will make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and likely will materially and adversely affect the terms of any financing that we might obtain. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.

We are an early-stage company, have no product revenues, are not profitable and may never be profitable. We must obtain capital, including in this offering, with which to implement our business plans. At September 30, 2023, we had an accumulated deficit of $149,210 (unaudited). Our net loss for the nine months ended September 30, 2023, was $147,776 (unaudited).

We have never made any sales and have never generated revenues and we anticipate none will be generated for the foreseeable future. We expect to incur significant operating losses for the foreseeable future as we continue the development of our products. Accordingly, we will need additional capital to fund our continuing operations and any expansion plans. Since we do not generate any revenue, the most likely source of such additional capital is the sale of our securities. To the extent that we raise additional capital by issuing equity securities, our shareholders are likely to experience dilution with regard to their percentage ownership of the company, which may be significant. If we raise additional capital by incurring debt, we could incur significant interest expense and become subject to covenants that could affect the manner in which we conduct our business, including securing such debt obligations with our assets.

To date, we have generated only losses, which are expected to continue for the foreseeable future. Our net loss for the nine months ended September 30, 2023, was $147,776 (unaudited), and our net loss for the period from inception (September 12, 2022) through December 31, 2022, was $1,434. We may not be able to achieve expected results. We may continue to incur losses and may be unable to achieve profitability. We cannot assure you that our net losses and negative cash flow will not accelerate and surpass our expectations, nor can we assure you that we will ever generate any net income or positive cash flow.

We may not be able to continue as a going concern if we do not obtain additional financing by March 31, 2024. Since our inception, we have funded our operations through the sale of our securities. Our cash and cash equivalents balance at September 30, 2023, was $51,791 (unaudited). Based on our current expected level of operating expenditures, we expect to only be able to fund our operations through March 31, 2024. Our ability to continue as a going concern is wholly dependent upon obtaining sufficient capital to fund our operations. We have no committed sources of additional capital, including in this offering. Accordingly, we cannot assure you that we will be able to secure additional capital through financing transactions, including in this offering and by the issuance of debt, or through other means. In the event that we are not able to secure additional funding, we may be forced to cease operations or file for bankruptcy.

Raising capital may be difficult as a result of our history of losses and limited operating history in our current stage of development. Our history of losses and relatively limited operating history in our current stage of development makes such evaluation, as well as any estimation of our future performance, substantially more difficult. As a result, investors may be unwilling to invest in us or on terms or conditions which are acceptable. If we are unable to secure additional financing, we may need to materially scale back our business plan and/or operations or cease operations.

We have a limited operating history as a company and may not be able to effectively operate our business. Our limited staff and operating history mean that there is a high degree of uncertainty regarding our ability to:

•develop our technologies and proposed products;

•identify, hire, and retain the needed personnel to implement our business plan and sell our products;

•manage our growth and/or successfully scale our business; or

•respond to competition.

No assurances can be given as to exactly when, if at all, we will be able to fully develop, and take the necessary steps to derive any revenues from our proposed products.

Our business depends upon our ability to keep pace with the latest technological changes, and our failure to do so could make us less competitive in our industry. The market for our products and services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments may result in serious harm to our business and operating results. As a result, our success will depend, in part, on our ability to develop and market service offerings that respond in a timely manner to the technological advances of available to our customers, evolving industry standards and changing preferences.

Our potential competitors have significantly greater resources than we have, which may make competing difficult. We compete against numerous companies, many of which have substantially greater resources than we have. Several such competitors have large teams of engineers and scientists that attempt to develop products and technologies similar to ours. Companies such as Gemalto, Giesecke & Devrient, IDEMIA, as well as others, have substantially greater financial, research, manufacturing and marketing resources than we do. As a result, such competitors may find it easier to compete in our industry and bring competing products to market.

Our key personnel and directors are critical to our business, and such key personnel may not remain with our company in the future. We depend on the continued employment of our Chief Executive Officer, Chaya Hendrick and technical contracted personnel. If any of these key personnel were to leave and not be replaced with sufficiently qualified and experienced personnel, our business could be adversely affected. In particular, our current strategy to penetrate the market for contactless logical access identification and transaction solutions is heavily dependent on the vision, leadership and experience of our Chief Executive Officer.

Our continued success will depend, to a significant extent, upon the performance and contributions of Chaya Hendrick and upon our ability to attract motivate and retain highly qualified management personnel and employees. We depend on Chaya Hendrick to effectively manage our business in a highly competitive environment. If one or more of our key officers join a competitor or form a competing company, we may experience interruptions in product development, delays in bringing products to market, difficulties in our relationships with customers and loss of additional personnel, which could significantly harm our business, financial condition, operating results and projected growth.

We currently employ a part-time Chief Financial Officer, Jay Needelman, who is also a member of our Board of Directors. The loss of services of any of our key management personnel, whether through resignation or other causes, the reduced services of our part-time Chief Financial Officer, or the inability to attract qualified personnel as needed, could prevent us from adequately executing our business strategy.

Rapid technological changes could make our services or products less attractive. The smart card, biometric identification and personal identification industries are characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. If we are unable to keep pace with these changes, our business may be harmed. Products using new technologies, or emerging industry standards, could make our technologies less attractive. In addition, we may face unforeseen problems when developing our products, which could harm our business. Furthermore, our competitors may have access to technologies not available to us, which may enable them to produce products of greater interest to consumers or at a more competitive cost.

Sales of our products depend on the development of emerging applications in their target markets and on diversifying and expanding our customer base in new markets and geographic regions, all of which may be financially burdensome or unsuccessful. Our intent is to market and sell our products primarily to the private sector while addressing emerging applications that have not yet reached a stage of mass adoption or deployment. The market for some of these solutions (electronic biometric fingerprinting) is at an early stage of deployment in the private sector compared to other forms of services that try to identify a person through simpler means (by their name, social security number, etc.) Additionally, we have a strategy of expanding sales of existing products into new geographic markets. In the event that we are unable to adequately develop our applications or gain traction in these emerging markets, or that the cost of the foregoing is too great, our business may be harmed.

Continuing disruption in the global financial markets may adversely impact customers and customer spending patterns. Continuing disruption in the global financial markets as a result of the ongoing global financial uncertainty may cause consumers, businesses and governments to defer purchases in response to tighter credit, decreased cash availability and declining consumer confidence. Accordingly, demand for our products could decrease and differ materially from their current expectations. Further, some of our customers may require substantial financing in order to fund their operations and make purchases from us. The inability of these customers to obtain sufficient credit to finance purchases of our products and meet their payment obligations to us or possible insolvencies of our customers could result in decreased customer demand, an impaired ability for us to collect on outstanding accounts receivable, significant delays in accounts receivable payments, and significant write-offs of accounts receivable, each of which could adversely impact our financial results.

Our quarter-to-quarter performance may vary substantially, and this variance, as well as general market conditions, may cause our stock price, once it begins to trade, to fluctuate greatly and even potentially expose us to litigation. We have not yet generated any revenues under our business plan and we cannot accurately estimate future revenue and operating expenses based on historical performance. Our quarterly operating results may vary significantly based on many factors, including:

•fluctuating demand for our potential products and services;

•announcements or implementation by our competitors of new products;

•amount and timing of our costs related to our marketing efforts or other initiatives;

•timing and amounts relating to the expansion of our operations;

•our ability to enter into, renegotiate or renew key agreements;

•timing and amounts relating to the expansion of our operations; or

•economic conditions specific to our industry, as well as general economic conditions.

Our current and future expense estimates are based, in large part, on estimates of future revenue, which is difficult to predict. We expect to make significant operating and capital expenditures in connection with the development of our plan of business. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If our increased expenses were not accompanied by increased revenue in the same quarter, our quarterly operating results would be harmed.

It is possible that the Coronavirus (“Covid-19”) pandemic could cause long-lasting stock market volatility and weakness, as well as long-lasting recessionary effects on the United States and/or global economies. Should the negative economic impact caused by the COVID-19 pandemic and the responses thereto result in continuing long-term economic weakness in the United States and/or globally, our ability to expand our business would be severely negatively impacted. It is possible that our company would not be able to sustain during any such long-term economic weakness. The COVID-19 pandemic has, to date, had minimal impact on our operations.

If we fail to effectively manage our growth, and effectively develop our business, our business will be harmed. Failure to manage growth of operations could harm our business. To date, a significant amount of activities and resources have been directed at developing our business plan and potential related products. In order to effectively manage growth, we must:

•continue to develop an effective planning and management process to implement our business strategy;

•hire, train and integrate new personnel in all areas of our business; and

•increase capital investments.

We cannot assure you that we will be able to accomplish these tasks or effectively manage our growth.

We are subject to the risks frequently experienced by smaller reporting companies. The likelihood of our success must be considered in light of the risks frequently encountered by smaller reporting companies. These risks include our potential inability to:

•establish product sales and marketing capabilities.

•identify, attract, retain, and motivate qualified personnel.

•maintain our reputation and build trust with consumers.

•attract sufficient capital resources to develop our business.

Our Board of Directors may change our policies without shareholder approval. Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegate such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Intellectual Property

If we are not able to adequately protect our intellectual property, we may not be able to compete effectively. Our ability to compete depends in part upon the strength of our proprietary rights in our technologies, brands and content. The efforts we have taken to protect our intellectual property and proprietary rights may not be sufficient or effective at stopping unauthorized use of our intellectual property and proprietary rights. In addition, effective trademark, patent, copyright, and trade secret protection may not be available or cost-effective in every country in which our products are made available. There may be instances where we are not able to fully protect or utilize our intellectual property in a manner that maximizes competitive advantage. If we are unable to protect our intellectual property and proprietary rights from unauthorized use, the value of our products may be reduced, which could negatively impact our business. Our inability to obtain appropriate protections for our intellectual property may also allow competitors to enter our markets and produce or sell the same or similar products. In addition, protecting our intellectual property and other proprietary rights is expensive and diverts critical managerial resources. If any of the foregoing were to occur, or if we are otherwise unable to protect our intellectual property and proprietary rights, our business and financial results could be adversely affected. If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our proprietary rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology. Some or all of our patent applications may not issue as patents, or the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors, if any, may be challenged and subsequently narrowed, invalidated, or circumvented. Patent litigation is widespread in our industry and could harm our business. Litigation might be necessary to protect our patent position or to determine the scope and validity of third-party proprietary rights. If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company would have the right to ask the court to rule that such patents are invalid and/or should not be enforced against that third party. These lawsuits are costly and we may not have the required resources to pursue such litigation or to protect our patent rights. In addition, there is a risk that the court might decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court could refuse to stop the other party on the grounds that such other party's activities do not infringe on our rights contained in these patents.

Furthermore, a third party may claim that we are using inventions covered by their patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could materially increase our operating expenses and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party's patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court would order us to pay the other party damages for having violated the other party's patents. It is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies.

If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference or other proceeding in the U.S. Patent and Trademark Office, or the PTO, or a court to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the capital necessary to continue our operations.

Risks Relating to Market Approval and Government Regulations

Compliance with regulation of corporate governance and public disclosure diverts time and attention away from revenue generating activities. Our management team invests significant time and financial resources to comply with existing standards for public companies, which has led to management time and attention from developing our business to compliance activities which could have an adverse effect on our business.

Our technology relies on our ability to gain the acceptance and approval of large banking/credit card institutions, the failure to do so may materially harm our business. In the event that our proposed card products do not gain acceptance/approval amongst the large card issuing institutions in the United States and abroad, our cards will not be provided for use to customers. We currently have no plans to open our own bank/credit card issuing institution. Rather, we plan to rely on our ability to have our products and services accepted within the banking/credit card industries. Our failure to do so will have a materially negative impact on our ability to generate revenues and continue to operate our business.

Risks Relating to the Development and Manufacturing of Our Products

We currently rely on third party manufacturers and suppliers for certain components of our product; with such parties being, to some extent, outside of our control. We currently have limited internal manufacturing capability and intend to rely on third-party contract manufacturers or suppliers for the foreseeable future. Accordingly, factors outside of our control may result in material manufacturing delays and product shortages, which could delay or otherwise negatively impact our manufacturing and product development plans. Should we be forced to manufacture our proposed products, we cannot give any assurance that we would be able to develop internal manufacturing capabilities. In the event that we seek third party suppliers or alternative manufacturers, they may require us to purchase a minimum amount of materials or could require other unfavorable terms. Any such event could materially impact our business prospects and could delay the development and manufacturing of our products. Moreover, we cannot give any assurance that the contract manufacturers or suppliers that we select will be able to supply our products in a timely or cost-effective manner or in accordance with our specifications.

We have a limited number of suppliers of key components and may experience difficulties in obtaining components for which there is significant demand, which would materially impact our business prospects. We rely upon a limited number of suppliers for some key components of our products. Our reliance on a limited number of suppliers may expose us to various risks including, without limitation, an inadequate supply of components, price increases, late deliveries, and poor component quality. In addition, some of the basic components we use in our products, such as biometric fingerprint devices and various smart card technologies may at any time be in great demand. This could result in components not being available to us in a timely manner or at all, particularly if larger companies have ordered more significant volumes of those components, or in higher prices being charged for components. Disruption or termination of the supply of components or software used in our products could delay shipments of these products. The following delays/factors from our third-party suppliers could have a material adverse effect on our business and operating results and could also damage relationships with current and prospective customers:

•difficulties in staffing;

•adequate resources of qualified technicians, engineers/assemblers, and programmers;

•potentially adverse tax consequences;

•unexpected changes in regulatory requirements;

•tariffs and other trade barriers;

•export controls;

•political and economic instability; and

•late delivery of our products.

We utilize third party manufacturing plants for silicon for the manufacturing our products, which, in the event of growth would need to use large quantities of silicon, for which raw material shortages may occur. While we currently use silicon in our products, and no shortage currently exists of these materials, there can be no assurances that there will not be a shortage in the future, which may materially impact our manufacturing capabilities, growth prospects, and ability to generate revenue in the future.

Risks Related to a Purchase of the Offered Shares

There is no market for our common stock. There is currently no market for our common stock. However, we intend to apply to list our common stock on the OTC Pink trading platform of OTC Markets. We have not yet obtained the agreement of a market maker to file a Rule 211 application with FINRA to obtain a trading symbol for our common stock. There is no assurance that a trading market for our common stock will ever be established.

You may never realize any economic benefit from a purchase of Offered Shares. Because there is no current market for our common stock, there is no assurance that you will ever realize any economic benefit from your purchase of Offered Shares.

Our CEO, as the sole holder of our Series B Convertible Preferred Stock, controls our company. Chaya Hendrick, our CEO and Director, holds all 500,000 shares of Series B Convertible Preferred Stock currently outstanding (an additional 200,000 shares of Series B Convertible Preferred Stock is to be issued to Ms. Hendrick pursuant to a license agreement). The outstanding shares of Series B Convertible Preferred Stock are entitled to vote on any matter with the holders of common stock voting together as one (1) class and shall have that number of votes (identical in every other respect to the voting rights of the holder of common stock entitled to vote at any regular or special meeting of shareholders) equal to that number of common shares which is not less than 51% of the vote required to approve any action, which Nevada law provides may or must be approved by vote or consent of the common shares or the holders of other securities entitled to vote, if any. Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder, into fifty (50) shares of common stock upon the satisfaction of certain conditions and for purposes of determining a quorum of a shareholder meeting, the outstanding shares of Series B Convertible Preferred Stock shall be deemed the equivalent of 51% of all shares of the Company’s Common Stock entitled to vote at such meetings. Accordingly, Ms. Hendrick can (without the approval of our other shareholders) elect our entire Board of Directors and determine the outcome of various matters submitted to shareholders for approval, including fundamental corporate transactions. Voting control by Ms. Hendrick may discourage certain types of transactions involving an actual or potential change in control of us, including transactions in which the holders of our common stock might receive a premium for their shares over prevailing market prices.

Our board of directors has broad discretion to issue additional securities. We are authorized under our Articles of Incorporation to issue up to 105,000,000 shares consisting of 100,000,000 shares of common stock and 5,000,000 “blank check” shares of preferred stock. Shares of our blank check preferred stock provide our Board of Directors with broad authority to determine voting, dividend, conversion, and other rights. As of the date of this Offering Circular, we have issued and outstanding 50,200,000 shares of common stock; and 500,000 shares of Series B Convertible Preferred Stock that are convertible into a total of 50,000,000 shares of common stock at the election of the holder. Additionally, we have 200,000 shares of common stock reserved upon the exercise of outstanding warrants.

Further, as of the date of this Offering Circular, we are entitled to issue up to 4,500,000 additional shares of “blank check” preferred stock. Our Board of Directors may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our shareholders. Any additional preferred shares we may issue could have such rights, preferences, privileges, and restrictions as may be designated from time-to-time by our Board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions.

It is likely that we will issue additional securities to raise capital in order to further our business plans. It is also likely that we will issue additional securities to directors, officers, employees, and consultants as compensatory grants in connection with their services. Any issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. These issuances would dilute the percentage ownership interest of our current shareholders, which would have the effect of reducing your influence on matters on which our stockholders vote and might dilute the net tangible book value per share of our common stock.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. Our management assessed the design and operating effectiveness of internal control over financial reporting as of September 30, 2023, based on the framework set forth in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management concluded that, during the period covered by this report, such internal controls and procedures were not effective as of September 30, 2023.

We may seek capital that may result in shareholder dilution or that may have rights senior to those of our common stock, including the Offered Shares. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

We do not intend to pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our common stock will be a “Penny Stock” and subject to specific rules governing its sale to investors. The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to our Common Stock, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks; and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person; and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination; and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors sell shares of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

It can be expected that, if trading commences in our common stock, that our common stock would be thinly traded and its market price highly volatile. If trading in our common stock commences, of which there is no assurance, it is expected that such market would be limited in nature. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and a small number of brokerage firms acting as market makers. The market for low-priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock, if commenced, would continue. The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•price and volume fluctuations in the overall stock market from time to time;

•volatility in the market prices and trading volumes of technology-related stocks;

•changes in operating performance and stock market valuations of other technology-related companies generally, or those in our industry, in particular;

•sales of shares of our common stock by us or our shareholders;

•failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

•announcements by us or our competitors of new products or services;

•the public’s reaction to our press releases, other public announcements and periodic filings with the SEC and/or OTC Markets;

•rumors and market speculation involving us or other companies in our industry;

•actual or anticipated changes in our operating results or fluctuations in our operating results;

•actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•litigation involving us and/or our industry, or investigations by regulators into our operations or those of our competitors;

•developments or disputes concerning our intellectual property or other proprietary rights;

•announced or completed acquisitions of businesses or technologies by us or our competitors;

•new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•changes in accounting standards, policies, guidelines, interpretations or principles;

•any significant change in our management; and

•general economic conditions and slow or negative growth of our markets.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock. We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. While certain board and committee requirements may not apply to us as an OTC listed company, we intend to explore voluntarily complying with some of these requirements. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of common stock on any stock exchange (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud, and, consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our common stock. We must maintain effective internal controls to provide reliable financial reports and detect fraud. We have been assessing our internal controls to identify areas that need improvement. We are in the process of implementing changes to internal controls, but have not yet completed implementing these changes. Failure to implement these changes to our internal controls or any others that it identifies as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our stock.

A material weakness in internal controls may remain undetected for a longer period, because of our exemption from the auditor attestation requirements under Section 404(b) of Sarbanes-Oxley. Our Annual Report on Form 10-K does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Our management’s report was not subject to attestation by our registered public accounting firm, pursuant to rules of the SEC that permit us to provide only management’s attestation with respect thereto. As a result, any material weakness in our internal controls may remain undetected for a longer period.

You will suffer dilution in the net tangible book value of the Offered Shares you purchase in this offering. If you acquire any Offered Shares, you will suffer immediate dilution, due to the lower book value per share of our common stock compared to the purchase price of the Offered Shares in this offering. (See “Dilution”).

Future issuances of debt securities and equity securities could negatively affect the market price of shares of our common stock and, in the case of equity securities, may be dilutive to existing shareholders. In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends. Upon liquidation, it is possible that holders of our debt securities and other loans and preferred stock would receive a distribution of our available assets before common shareholders. We are not required to offer any such additional debt or equity securities to existing shareholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities, warrants or options, would dilute the holdings of our existing common shareholders and such issuances, or the perception of such issuances, could reduce the market price of shares of our common stock.

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward-looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection, in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

DILUTION

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the pro forma as adjusted net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our relatively low net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net pro forma as adjusted tangible book value per share of our common stock after this offering. Our net tangible book value as of September 30, 2023, was $(97,210) (unaudited), or $(0.00) per share.

Without taking into account issuances of our common stock occurring after September 30, 2023, the tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold.

Assuming the Sale of 100% of the Offered Shares

Offering price per share	$0.50
Net tangible book value per share as of September 30, 2023	$(0.00)
Increase in net tangible book value per share after giving effect to this offering	$0.04
Pro forma net tangible book value per share as of September 30, 2023	$0.04
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.46

Assuming the Sale of 75% of the Offered Shares
Offering price per share	$0.50
Net tangible book value per share as of September 30, 2023	$(0.00)
Increase in net tangible book value per share after giving effect to this offering	$0.03
Pro forma net tangible book value per share as of September 30, 2023	$0.03
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.47

Assuming the Sale of 50% of the Offered Shares
Offering price per share	$0.50
Net tangible book value per share as of September 30, 2023	$(0.00)
Increase in net tangible book value per share after giving effect to this offering	$0.02
Pro forma net tangible book value per share as of September 30, 2023	$0.02
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.48

Assuming the Sale of 25% of the Offered Shares
Offering price per share	$0.50
Net tangible book value per share as of September 30, 2023	$(0.00)
Increase in net tangible book value per share after giving effect to this offering	$0.01
Pro forma net tangible book value per share as of September 30, 2023	$0.01
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.49

USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares and assuming the payment of no sales commissions or finder’s fees. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	1,250,000	2,500,000	3,750,000	5,000,000
Gross proceeds	$625,000	$1,250,000	$1,875,000	$2,500,000
Offering expenses	30,000	30,000	30,000	30,000
Net proceeds	$595,000	$1,220,000	$1,845,000	$2,470,000

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. All amounts set forth below are estimates.

	Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Manufacturing	$297,500	$610,000	$922,500	$1,235,000
Sales and Marketing Expense	148,750	305,000	461,250	617,500
Research and Development	48,750	100,000	150,000	200,000
General and Administrative Expense	50,000	102,000	155,625	208,750
Working Capital	50,000	103,000	155,625	208,750
TOTAL	$595,000	$1,220,000	$1,845,000	$2,470,000

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 5,000,000 Offered Shares on a best-efforts basis, at a fixed price of $0.50 per Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our Chief Executive Officer, Chaya Hendrick. Ms. Hendrick will not receive any compensation for offering or selling the Offered Shares. We believe that Ms. Hendrick is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Ms. Hendrick:

•is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and

•is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

•is not an associated person of a broker or dealer; and

•meets the conditions of the following:

•primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

•was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and

•did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker-dealers, we expect to pay sales commissions of up to 8.0% of the gross offering proceeds from their sales of the Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker-dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to 8.0% on the sale of Offered Shares effected by the broker-dealer.

Procedures for Subscribing

If you are interested in subscribing for Offered Shares in this offering, please submit a request for information by e-mail to Ms. Hendrick at: ceo@smartbiometrictechnology.com; all relevant information will be delivered to you by return e-mail. Thereafter, should you decide to subscribe for Offered Shares, you are required to follow the procedures described in the subscription agreement included in the delivered information, which are:

•Electronically execute and deliver to us a subscription agreement; and

•Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Conditioned upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of our company and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor's funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See “State Qualification and Investor Suitability Standards” below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $5,000 of the Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $1,000.

State Law Exemption and Offerings to “Qualified Purchasers”

The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Offered Shares offered hereby are offered and sold only to “qualified purchasers”. “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors, so long as their investment in Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Offered Shares to qualified purchasers in every state of the United States.

Issuance of Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share, 500,000 shares of which have been designated “Series B Convertible Preferred Stock.” Our Board of Directors has authorized the designation of an additional 200,000 shares of Series B Convertible Preferred Stock.

As of the date of this Offering Circular, there were (a) 50,200,000 shares of our common stock issued and outstanding held by two (2) holders of record; and (b) 500,000 shares of our Series B Convertible Preferred Stock issued and outstanding held by one (1) holder of record.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of our common stock. Our Articles of Incorporation does not provide for cumulative voting in the election of directors. Holders of our common stock will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Holders of our common stock have no preemptive rights to purchase shares of our common stock. The issued and outstanding shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

Series B Convertible Preferred Stock

The shares of Series B Convertible Preferred Stock are entitled to vote on any matter with the holders of Common Stock voting together as one (1) class and shall have that number of votes (identical in every other respect to the voting rights of the holder of common stock entitled to vote at any regular or special meeting of shareholders) equal to that number of common shares which is not less than 51% of the vote required to approve any action, which Nevada law provides may or must be approved by vote or consent of the common shares or the holders of other securities entitled to vote, if any. Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder, into fifty (50) shares of Common Stock upon the satisfaction of certain conditions and for purposes of determining a quorum of a shareholder meeting, the outstanding shares of Series B Convertible Preferred Stock shall be deemed the equivalent of 51% of all shares of the Company’s Common Stock entitled to vote at such meetings.

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board or our president, or as otherwise provided under Nevada law.

Transfer Agent

We have retained the services of Colonial Stock Transfer Company, Inc., 7840 South 700 East, Sandy, Utah 84070, as the transfer agent for our common stock. Colonial Stock Transfer’s website is located at: www.colonialstock.com. No information found on Colonial Stock Transfer’s website is part of this Offering Circular.

BUSINESS

History

Smart Biometric Technology, Inc. was incorporated pursuant to the laws of Nevada on September 12, 2022. We are a development stage company engaged in the technology industry.

Our principal executive offices are located at 3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169; our telephone number is (305) 607-3910; our corporate website is located at www.smartbiometrictechnology.com. No information found on our company’s website is part of this Offering Circular.

Company Overview

We are a technology company specializing in the manufacture of advanced miniature biometric devices for the new world of digital currency. This includes the storage of digital currency on a payments card that can be used at checkouts equipped with bar code readers, as the card has a very thin display screen that is able to display QR codes which are able to be used to perform a digital payment transaction at a checkout. The QR code display is triggered by the person’s fingerprint using the inbuilt fingerprint sensor in the card.

The biometric fingerprint activated “display” card is also able to be used as an advanced ID card that only displays a person’s color photograph after the card holder touches the card’s fingerprint sensor and a successful instant fingerprint match. The card has built in RFID allowing the card to be used for door opening security as well as a network security capable smartcard chip that can be used for biometric secure access to corporate and/or government computer networks.

In addition, we have developed the world’s smallest multi-function card reader that can be used as an advanced interface between payment and or security cards and laptops and smart phones.

Licensed Technology

In July 2023, we entered into an Issued Patent License and Royalty Agreement (the “License Agreement”) with our Founder and Chief Executive Officer, Chaya Hendrick. Under the License Agreement, we obtained an exclusive license to exploit the following patents (the “Licensed Technology”):

Patent Number	Title	Country	Issue Date
D996,429 S	Charge Card with a Display and a Fingerprint Reader	USA	8/22/2023
D996,430 S	USB Charge Card Reader	USA	8/22/2023

The patents comprising the Licensed Technology expire 15 years after their issue date, August 22, 2023.

In consideration of such license, we agreed to issue 200,000 shares of Series B Convertible Preferred Stock to Ms. Hendrick (these shares have not been issued; however, our Board of Directors has authorized the designation of an additional 200,000 shares of Series B Convertible Preferred Stock) and to pay royalties, as follows: 5% of gross sales of products embodying the licensed patents, with a minimum royalty of $50,000 for the first year and a minimum royalty of $100,000 for each year thereafter. Licensor has agreed to forego the minimum royalties, until we begin the manufacture of our products. Under the License Agreement, we are responsible for expenses related to the maintenance of the licensed patents. The License Agreement may be terminated by us on thirty-days’ notice. In our financial statements, the licensed patents have been booked at their historical cost of $-0-.

In addition, on June 22, 2023, the Licensed Technology, International Registration No. DM/229324, received a Statement of Grant of Protection under Rule 18bis(1) of the Common Regulations of the Hague Agreement with respect to the Licensed Technology from the Intellectual Property Office of the European Union.

Our Products

To date, we have developed three unique products that embody the Licensed Technology. With a portion of the proceeds of this offering, we intend to continue our research and development activities with the expectation that additional products that embody the Licensed Technology will be finalized and added to our product offering.

Mini Digital Card Reader. With the Licensed Technology, we have developed the smallest credit/debit/digital coin card reader in the world. This card reader is an intelligent contact and contactless card featuring built-in fingerprint biometric protection.

This card reader was developed by Smart Biometric Technology to provide enhanced security for e-commerce protecting vital data such as CVV and Zip Code data from key stroke loggers and phone and computer hackers, effectively turning mobile phones and laptop computers into secure payment terminals.

Features of this card reader include:

•secure consumer credit card reader for enhanced e-commerce security.

•smallest and most powerful portable credit card reader in the world.

•reads credit and debit cards.

•secures cvv and zip code data encrypted behind a firewall in the reader.

•interfaces with laptops and mobile phones using either direct physical connection, NFC or bluetooth.

•recharges powered biometric cards that have an internal battery.

•fits on key chain.

•locked and unlocked by an individual’s fingerprint biometrics.

•cold storage of an individual’s critical identity information offline for more secure payments.

Smart Digital Card. With the Licensed Technology, we have developed a smart digital card that uses the individual’s fingerprint to activate the card and its display, along with a transaction function. It also offers multi-function information display for combining data, such as health information on a card, that can enhance relationship marketing opportunities for card issuing enterprises.

Additionally, with respect to digital coins, the card delivers a “secure ID” capability, by the merging of regular credit/debit card payments with the digital cryptographic world secured by the individual’s biometrics and on a card that can fit in a wallet.

Other features of this smart digital card include:

•1 GB of internal cryptographically firewalled memory.

•for use by regulated card issuing banks and existing credit and debit card payments networks.

•State-of-the-art biometric secured platform for credit/debit and more.

•Internal powerful processor with 1 GB of internal memory giving the capability for a whole range of multiple functions for this card.

•A card platform for now and the future.

Smart Digital QR Card. With the Licensed Technology, we have developed an advanced smart digital card with an internal cryptographic processor and a QR code display screen, which is secured by the world’s first biometric digital coin card with a QR code display.

What is a Biometric Card?

Biometric payment cards are a type of identification that analyses and recognizes people based on physical and behavioral characteristics. Fingerprints, retinal scanning, iris scanning, facial patterns, voice recognition, and body movement are among them. Biometric cards also contain smart cards with various security features, such as an optical stripe or barcode, a holographic security image, and an embedded chip. The biometric sensors in these cards provide the user with the most secure payment method, propelling the market forward. Furthermore, the contactless payment method is gradually gaining popularity, improving security and reducing payment processing time. In the financial services industry, biometric technology is gaining traction as a secure and convenient alternative to passwords and PINs. This technology is increasingly being seen as having the potential to make consumers’ lives easier to manage by giving them more options for confirming their identity.

Another significant advantage of biometric payment is that it eliminates the limit or cap on contactless payment transactions. Users' fingerprints are securely authenticated, and they can enjoy the convenience of contactless payment for any amount. The biometric sensor captures fingerprint data securely stored in the card's secure chip. Furthermore, this information is neither stored on the bank's servers nor transmitted over the internet to a personalization bureau. As a result, fingerprint payments' success depends on a rigorous and privacy-friendly enrolment process. Additionally, these cards can be used with a PIN code as a fallback solution when the cardholder's fingerprint is unavailable, such as when withdrawing cash from an ATM.

The Market for Biometric Credit Cards

The global biometric payment cards market size was valued at USD $74.4 million in 2021. It is projected to reach USD $5.878 billion by 2030, growing at a CAGR of 62.50% during the forecast period (2022–2030). The fastest growing market is the Asia-Pacific market, with the largest market being the North American market. [Source: Straits Research].

Market Segments.

Card Type. The market is divided into credit cards and debit cards. The debit cards segment dominates the market, accounting for the majority of revenue during the forecast period. Companies involved in the biometric payment card market are testing debit cards with fingerprint sensors as part of a pilot program. Furthermore, most of these market participants have completed debit card pilots. The credit card segment is expected to experience the highest growth rate during the forecast period. Growth in the segment is anticipated to be driven by people's rising credit card usage. This adoption results from various factors, such as getting cash back, discounts, and using the bank's leverage.

End-User. The market is categorized into retail, transportation, healthcare, hospitality and government. The retail sector dominated the market and generated the highest revenue share. The retail sector is expected to experience the highest growth rate during the forecast period. The retail market has already adopted NFC technology, QR codes, and voice payment methods, creating segment growth opportunities. Additionally, retailers are increasingly adopting digital and contactless payment card methods. The hospitality sector is anticipated to experience substantial growth over the forecast period. Restaurants and hotels are now equipped with biometric digital payment systems that allow customers to pay with fingerprint scanners.

Sales and Marketing

We intend to engage distributors and dealers in both North and South America. However, it is likely that we will not enter into any agreements with any such distributors and dealers, unless and until we obtain additional capital, including in this offering. There is no assurance that we will ever obtain sufficient capital with which to engage such sales and marketing companies.

Manufacturing

We design and develop our biometric technology. We have arranged, on an informal basis, for production capacity of approximately 250,000 cards per week, which rate can be substantially increased over a relatively short period of time. We do not intend to enter into a final manufacturing agreement, until such time as we obtain sufficient capital, of which there is no assurance.

Government Regulation

There are currently no governmental regulations, which have any bearing on the raw materials or the manufacturing of our payments card products. United States federal departments such as the Department of Defense have rules and regulations concerning security features of smart cards used as identity or building and cyber-access cards. These regulations stipulate a specific licensing and testing protocol for such cards.

Banking Industry Self-Regulation

The EMV chip used in chip cards are subject to licensing and testing by the banking-controlled body called EMVco. EMVco is an acronym standing for Europay, MasterCard and Visa. These international payments card networks were the founding parties of EMVco. Individual payments networks such as Visa, Mastercard, Europay, American Express, Union Pay Dinners and JCB all have their own individual licensing and testing standards and processes.

Research and Development

Our research and development program is focused on ongoing development of new products. Currently, we have electronic and software engineers working in Tel Aviv, Israel, and Buenos Aires, Argentina.

Competition

The biometric payment cards market is marked by intense competition from companies with greater financial and other resources than we possess, including MasterCard and Visa Inc. Certain potential competitors have announced products similar to those that we have developed. While we believe that our products offer superior specifications, we currently lack adequate capital with which to make our products better known in the marketplace. There is no assurance that we will be able to compete effectively in our markets.

Employees

As of the date of this annual report, we do not have any employees. Our Chief Executive Officer, Chaya Hendrick, provides services pursuant to a contractor agreement. We intend to use direct contract hires in administration and engineering, as is common in the information technology world.

LEGAL PROCEEDINGS

From time to time, we may become involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this Offering Circular, our company is not a party to any pending litigation matters.

MANAGEMENTS DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with our financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

Company Overview

Business. We are a technology company specializing in the manufacture of advanced miniature biometric devices for the new world of digital currency. This includes the storage of digital currency on a payments card that can be used at checkouts equipped with bar code readers, as the card has a very thin display screen that is able to display QR codes which are able to be used to perform a digital payment transaction at a checkout. The QR code display is triggered by the person’s fingerprint using the inbuilt fingerprint sensor in the card.

The biometric fingerprint activated “display” card is also able to be used as an advanced ID card that only displays a person’s color photograph after the card holder touches the card’s fingerprint sensor and a successful instant fingerprint match. The card has built in RFID allowing the card to be used for door opening security as well as a network security capable smartcard chip that can be used for biometric secure access to corporate and/or government computer networks.

In addition, we have developed the world’s smallest multi-function card reader that can be used as an advanced interface between payment and or security cards and laptops and smart phones.

Going Concern. The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

As shown in the accompanying financial statements, our company incurred a net loss of $147,776 (unaudited) for the nine months ended September 30, 2023, and $1,434 for the period from Inception (September 12, 2022) through December 31, 2022, respectively, and has incurred a cumulative loss of $149,210 (unaudited) since Inception (September 12, 2022). These conditions raise substantial doubt about our ability to continue as a going concern within one year from the date of this Offering Circular. We are currently in the development stage and have spent our entire existence in the development of our licensed technology.

There is no guarantee that we will be able to raise enough capital or generate revenues to sustain our operations.

Management believes that our capital requirements will depend on many factors. These factors include the final phase of development and mass production being successful as well as product implementation and distribution.

The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should we be unable to continue as a going concern.

Critical Accounting Policies. We have prepared our financial statements in conformity with accounting principles generally accepted in the United States, which requires management to make significant judgments and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. We base these significant judgments and estimates on historical experience and other applicable assumptions we believe to be reasonable based upon information presently available. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the financial statements as soon as they became known. Actual results could materially differ from our estimates under different assumptions, judgements, or conditions.

All of our company’s significant accounting policies are discussed in Note 2, Summary of Significant Accounting Policies, to our financial statements included herein, beginning on page F-1. We have identified the following as our significant accounting policies and estimates, which are defined as those that are reflective of significant judgments and uncertainties, are the most pervasive and important to the presentation of our financial condition and results of operations and could potentially result in materially different results under different assumptions, judgements or conditions.

Result of Operations

Periods Ended September 30, 2023 and 2022. For the period from Inception (September 12, 2022) through September 30, 2022 (“Interim 2022”), and for the nine months ended September 30, 2023 (“Interim 2023”), our operations generated no revenue.

In order to begin to generate revenues, we must obtain funding, including through this offering, in the approximate amount of $200,000. With such funds, we will be able to manufacture the first of our three products and initiate our planned sales and marketing strategies. Should be fail to obtain such funding, we will not generate any revenues and may be forced to cease operations. (See “Risk Factors”).

Operating Expenses. For Interim 2023, operating expense totaled $144,451 (unaudited), which was comprised of $142 (unaudited) in bank charges, $15,500 (unaudited) in legal and professional fees, $126,667 (unaudited) in officer salary, $1,500 (unaudited) in research and development expense and $642 (unaudited) in stock transfer fees. As our operations expand, it is expected that our operating expenses will increase. However, we are unable to make any prediction, in this regard.

For Interim 2022, operating expenses totaled $1,409 (unaudited), all of which was legal and professional fees.

Other Expense. For Interim 2023, other expense totaled $3,325 (unaudited), which was comprised of interest expense.

Period from Inception (September 12, 2022) through December 31, 2022. For the period from Inception (September 12, 2022) through December 31, 2022, our operations generated no revenue and reported a net loss of $1,434, which was comprises of $1,409 in legal and professional fees and $25 in bank charges.

Plan of Operation

We believe that the proceeds of this offering will satisfy our cash requirements for at least the next twelve months.

With approximately 75% of the proceeds of this offering, we intend to formalize third-party manufacturing capabilities for our current products and, thereafter, to manufacture the first of each of our three products. In conjunction with establishing our manufacturing capabilities, we intend to engage outside sales and marketing organizations with whom our in-house personnel will work to establish sales channels for our first three products.

Because we are a technology company specializing in advanced miniature biometric devices, we expect to encounter significant competition for access to decision makers within potential customer organizations. To overcome this potential competitive challenge, our management has developed specific sales and marketing strategies. A portion of the proceeds of this offering will be allocated to executing these strategies. There is, of course, no assurance that our efforts in this regard will prove to be successful.

Additionally, with a portion of the proceeds of this offering, we intend to continue our research and development activities with the expectation that additional products that embody the Licensed Technology will be finalized and added to our product offering.

Liquidity and Capital Resources

We have incurred losses since our inception in September 2022, due primarily to the lack of any revenue. We have an accumulated deficit of $149,210 (unaudited) as of September 30, 2023, and anticipate that we will continue to incur additional losses for the foreseeable future. Through September 30, 2023, we have funded our operations through the private sale of our equity securities for total cash proceeds of $50,000.

At September 30, 2023, we had cash of $51,791 (unaudited) and a working capital deficit of $97,210 (unaudited), compared to cash of $4,975 and working capital of $566 at December 31, 2022.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

To date, we have not entered into any significant long-term obligations that require us to make monthly cash payments.

Capital Expenditures

We have made no capital expenditures since our inception in September 2022. We do not expect to make capital expenditures during the next twelve months.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names and ages of our company’s current directors and executive officers.

Name	Age	Position(s)
Chaya Hendrick	67	President, Chief Executive Officer, Secretary and Chairman of the Board
Jay M. Needelman	55	Chief Financial Officer and Director
Theresa Suarez	51	Director
Elizabeth Ryba	71	Director

Our Directors serve until the earlier occurrence of the election of his successor at the next meeting of shareholders, death, resignation or removal by the Board of Directors. Officers serve at the discretion of our Board of Directors. There are no family relationships between or among our directors and executive officers.

Certain information regarding the backgrounds of each of our officers and directors is set forth below.

Chaya Hendrick has served as our President, Chief Executive Officer, Chief Financial Officer, Secretary and Chairman of the Board of Directors of SmartMetric since the inception of our company in September 2022. Since 2002, Ms. Hendrick has served as President, Chief Executive Officer and Chairman of the Board of SmartMetric, Inc., a publicly-traded technology company (trading symbol: SMME). Ms. Hendrick has served as President and CEO of Smart Micro Chip, Inc., an Australian corporation from 2000 to 2002. From 1999 to 2001, Ms. Hendrick was President and Chief Executive Officer of Smarticom Inc. and FastEcom, Inc., Australian corporations. From 1994 to 1998, Ms. Hendrick served as executive officer of Applied Computing Science (Australia), an Australian company involved in e-commerce systems, research and development. Ms. Hendrick founded Asset Developments a property development company that created and sold regional residential land subdivisions, the last being a 1,000-acre subdivision named Claire Valley Estates in the Canberra region of Australia. All of the property development projects were funded by Ms. Hendrick and were financially profitable. Ms. Hendrick attended Dandenong College in Australia.

Jay M. Needelman, CPA, has served as a Director of our company since August 2023 and as Chief Financial Officer of our company since October 2023. Since 2007, Mr. Needelman has been the Chief Financial Officer and a Director of SmartMetric, Inc., a publicly-traded technology company (trading symbol: SMME). Mr. Needelman has over 29 years of experience in public accounting. A 1991 graduate of Florida State University in Tallahassee, Florida, Mr. Needelman began his career in public accounting in Miami, Fl, in 1991. After working for two different firms, Mr. Needelman founded his own firm in late 1992.

Theresa Suarez has been a Director of our company since August 2023. Ms. Suarez has been working in the technology industry for the past ten years. Providing administration and marketing skills to a company in the biometric product manufacturing industry. Prior to her working in the technology industry she worked as a medical care nursing provider in a major hospital in Argentina. She is highly experienced in the day to day operations of a technology company and brings these skills and understanding to the board of Smart Biometric Technology. Her medical background brings an understanding of the medical industry which will be highly valued in future product innovation for the medical sector by Smart Biometric Technology.

Elizabeth Ryba has been a Director of our company since October 2023. From 2015 to the present, Ms. Ryba has been Vice President of Marketing at the Design and Decoration Building in New York, one of the premier destinations for luxury interior design showrooms in the country. From 2006 to 2015, Ms. Ryba had marketing positions at two luxury home decor brands. Ms. Ryba was a promotion director at Hearst Publishing from 2002 through 2005. Between 2001 and 2004, Ms. Ryba was a consultant at Stratus Rewards Credit Cards where she launched a Visa Luxury credit card where points were redeemable on private jets. Between 2000 and 2001, Ms. Ryba worked as a Marketing Consultant for SpaFinder. From 1991 through 1999, Ms. Ryba worked at Master Card where she launched a Smart Card in Australia. Since 2006, Ms. Ryba has served as a Director of SmartMetric, Inc., a publicly-traded technology company (trading symbol: SMME). Ms. Ryba received her M.S. in Marketing from the University of Illinois, and her B.A. in English from the State University of New York at Stony Brook.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

Contractor Agreement

Effective February 1, 2023, we entered into a Contractor Engagement Agreement (the "Contractor Agreement") with our Founder and Chief Executive Officer, Chaya Hendrick. Under the Contractor Agreement, Ms. Hendrick is to serve as the Company’s President and Chief Executive Officer. In consideration of Ms. Hendrick’s services, we are obligated to pay Ms. Hendrick an annual fee of $190,000, subject to certain annual adjustments, and an annual success fee of $50,000. The success fee shall increase by 25% per annum, calculated at the conclusion of each calendar year and based on the ongoing manufacturing and sales of our products. Ms. Hendrick has agreed to forego the annual success fees, until we begin the manufacture of our products. The base compensation paid under the Contractor Agreement shall be adjusted at the end of each year at the discretion of our Board of Directors, with a minimum required increase of 10% per year. Any unpaid compensation shall accrue and bear interest at 7% per annum. The initial term of the Contractor Agreement is five years and may be renewed by mutual agreement. Ms. Hendrick may terminate the Contractor Agreement at any time upon written notice.

Committees of the Board

Our business, property and affairs are managed by or under the direction of the Board. Members of the Board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the Board. We have not previously had an audit committee, compensation committee or nominations and governance committee.

Audit Committee. We currently do not have an acting audit committee, and our Board of Directors currently acts as our audit committee.

Audit Committee Financial Expert. We do not have an audit committee and thus do not have an audit committee financial expert.

Compensation Committee. We do not presently have a compensation committee. Our Board currently acts as our compensation committee.

Director Independence

For purposes of determining independence, we have adopted the definition of “independence” contained in the NASDAQ Market Place Rules. Pursuant to the definition, the company has determined that Theresa Suarez qualifies as independent.

Code of Ethics

Our Board of Directors has not yet adopted a Code of Ethics for our company.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

1.been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

2.had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

3.been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

4.been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Conflicts of Interest

Certain of our officers and directors are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office or serve on a board of directors. As a result, certain conflicts of interest may arise between our company and these officers and directors. We will attempt to resolve such conflicts of interest in favor of our company. Our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that these officers and directors exercise good faith and integrity in handling our company’s affairs. A shareholder may be able to institute legal action on behalf of our company or on behalf of itself and other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts is in any manner prejudicial to us.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our CEO, Chaya Hendrick, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We will attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC, so that all shareholders have access to information about us at the same time. Ms. Hendrick collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

EXECUTIVE COMPENSATION

Compensation Summary

The table below sets forth, for the period from Inception (September 12, 2022) through December 31, 2022, the compensation earned by our Chief Executive Officer. Our only employee is our Chief Executive Officer.

Name and Principal Position	Fiscal Period Ended 12/31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Chaya Hendrick President and CEO	2022	—	—	—	—	—	—	—	—

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for the named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Chaya Hendrick	—	—	—	—	n/a	—	n/a	—	—

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive share options at the discretion of our board of directors in the future. We do not have any material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that share options may be granted at the discretion of our board of directors.

Contractor Agreement

Effective February 1, 2023, we entered into a Contractor Engagement Agreement (the "Contractor Agreement") with our Founder and Chief Executive Officer, Chaya Hendrick. Under the Contractor Agreement, Ms. Hendrick is to serve as the Company’s President and Chief Executive Officer. In consideration of Ms. Hendrick’s services, we are obligated to pay Ms. Hendrick an annual fee of $190,000, subject to certain annual adjustments, and an annual success fee of $50,000. The success fee shall increase by 25% per annum, calculated at the conclusion of each calendar year and based on the ongoing manufacturing and sales of our products. Ms. Hendrick has agreed to forego the annual success fees, until we begin the manufacture of our products. The base compensation paid under the Contractor Agreement shall be adjusted at the end of each year at the discretion of our Board of Directors, with a minimum required increase of 10% per year. Any unpaid compensation shall accrue and bear interest at 7% per annum. The initial term of the Contractor Agreement is five years and may be renewed by mutual agreement. Ms. Hendrick may terminate the Contractor Agreement at any time upon written notice.

Outstanding Equity Awards

Our Board of Directors has made no equity awards and no such award is pending.

Long-Term Incentive Plans

We currently have no employee incentive plans.

Director Compensation

The Company has not compensated any Board members for their participation on the Board and does not have any standard or other arrangements for compensating them for such services. The Company may issue shares of common stock or options to acquire shares of the Company’s common stock to members of the Board in consideration for their services as members of the Board. The Company does expect to reimburse Directors for expenses incurred in connection with their attendance at meetings of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us relating to the beneficial ownership of shares of our voting securities by: each person who is known by us to be the beneficial owner of more than 5% of our outstanding voting stock; each director; each named executive officer; and all named executive officers and directors as a group. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date; provided, however, that shares underlying (1) awarded warrants to purchase shares our common stock and (2) options to purchase shares of our common stock under any employee stock plan are not included. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

	Share Ownership Before This Offering		Share Ownership After This Offering
Name of Shareholder	Number of Shares Beneficially Owned	% Beneficially Owned(1)	Number of Shares Beneficially Owned	% Beneficially Owned(2)	Effective Voting Power
Common Stock
Executive Officers and Directors
Chaya Hendrick	75,000,000(3)	99.477%	75,000,000(3)	93.28%	See Note 4
Jay Needelman	0	0%	0	0%	and Note 5
Theresa Suarez	0	0%	0	0%
Elizabeth Ryba	0	0%	0	0%
Officers and directors, as a	75,000,000(3)	99.4%	75,000,000(3)	93.28%
group (4 persons)
Series B Convertible Preferred Stock(4)
Chaya Hendrick	500,000(3)	100%	500,000(3)	100%

*	Less than 1%.
(1)

Based on 75,400,000 shares outstanding, which includes (a) 50,200,000 issued shares, and (b) 25,200,000 unissued shares that underlie convertible instruments convertible within 60 days of the date of this Offering Circular, before this offering.

(2)

Based on 80,400,000 shares outstanding, which includes (a) 55,200,000 issued shares, assuming the sale of all of the Offered Shares and (b) 25,200,000 unissued shares that underlie convertible instruments within 60 days of the date of this Offering Circular, after this offering.

(3)	50,000,000 of such shares have been issued; 25,000,000 of such shares have not been issued, but underlie currently convertible shares of Series B Convertible Preferred Stock.
(4)

Our Chief Executive Officer, Chaya Hendrick, as the owner of all outstanding shares of Series B Convertible Preferred Stock will be able to control matters submitted to shareholders for approval, including fundamental corporate transactions. (See Note 5). Our Board of Directors has authorized the designation of an additional 200,000 shares of Series B Convertible Preferred Stock that are to be issued to Ms. Hendrick, pursuant to a license agreement (See “Certain Relationships and Related Transactions – License Agreement”).

(5)

The Series B Convertible Preferred Stock has the following voting rights: the outstanding shares of Series B Convertible Preferred Stock are entitled to vote on any matter with the holders of common stock voting together as one (1) class and shall have that number of votes (identical in every other respect to the voting rights of the holder of common stock entitled to vote at any regular or special meeting of shareholders) equal to that number of common shares which is not less than 51% of the vote required to approve any action, which Nevada law provides may or must be approved by vote or consent of the common shares or the holders of other securities entitled to vote, if any. Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder, into fifty (50) shares of common stock at any time. (See “Description of Securities—Series B Convertible Preferred Stock”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Declination of Corporate Opportunity

In October 2022, our Chief Executive Officer, Chaya Hendrick, who also serves in the same capacity for SmartMetric, Inc., a publicly-traded company (symbol: SMME) and an affiliate of our company, offered SMME the opportunity to commercialize products that embody the Licensed Technologies. The Board of Directors of SMME declined the offer made by Ms. Hendrick. Thereafter, our company and Ms. Hendrick entered into an Issued Patent License and Royalty Agreement with respect to the Licensed Technologies.

License Agreement

In July 2023, we entered into an Issued Patent License and Royalty Agreement (the “License Agreement”) with our Chief Executive Officer, Chaya Hendrick (“Licensor”). Under the License Agreement, Licensor granted our company an exclusive license to exploit an issued patent described, as follows: “smart card with a chip and finger-print sensor and display.” In consideration of such license, we agreed to issue 200,000 shares of Series B Convertible Preferred Stock to Licensor (these shares have not been issued; however, our Board of Directors has authorized the designation of an additional 200,000 shares of Series B Convertible Preferred Stock) and to pay royalties, as follows: 5% of gross sales of products embodying the licensed patents, with a minimum royalty of $50,000 for the first year and a minimum royalty of $100,000 for each year thereafter. Licensor has agreed to forego the minimum royalties, until we begin the manufacture of our products. Under the License Agreement, we are responsible for expenses related to the maintenance of the licensed patents. The License Agreement may be terminated by us on thirty-days’ notice. In our financial statements, the licensed patents have been booked at their historical cost of $-0-.

Contractor Agreement

Effective February 1, 2023, we entered into a Contractor Engagement Agreement (the “Contractor Agreement”) with our Founder and Chief Executive Officer, Chaya Hendrick. Under the Contractor Agreement, Ms. Hendrick is to serve as the Company’s President and Chief Executive Officer. In consideration of Ms. Hendrick’s services, we are obligated to pay Ms. Hendrick an annual fee of $190,000, subject to certain annual adjustments, and an annual success fee of $50,000. The success fee shall increase by 25% per annum, calculated at the conclusion of each calendar year and based on the ongoing manufacturing and sales of our products. Ms. Hendrick has agreed to forego the annual success fees, until we begin the manufacture of our products. The base compensation paid under the Contractor Agreement shall be adjusted at the end of each year at the discretion of our Board of Directors, with a minimum required increase of 10% per year. Any unpaid compensation shall accrue and bear interest at 7% per annum. The initial term of the Contractor Agreement is five years and may be renewed by mutual agreement. Ms. Hendrick may terminate the Contractor Agreement at any time upon written notice.

EXPERTS

Mac Accounting Group & CPAs, LLP, an independent registered public accounting firm, has audited our financial statements at December 31, 2022, as set forth in its report. We have included our financial statements in this Offering Circular in reliance on Mac Accounting Group & CPAs, LLP’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Newlan Law Firm, PLLC, Flower Mound, Texas.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the website is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Smart Biometric Technology, Inc.
Unaudited Financial Statements for the Nine Months Ended September 30, 2023 and the Period from Inception (September 12, 2022) Through September 30, 2022
Page
Balance Sheets at September 30, 2023 (unaudited), and December 31, 2022	F-1
Statements of Operations For the Nine Months Ended September 30, 2023, and the Period from Inception (September 12, 2022) Through September 30, 2022 (unaudited)	F-2
Statements of Changes in Stockholders’ Equity (Deficit) For the Nine Months Ended September 30, 2023, and the Period from Inception (September 12, 2022) Through September 30, 2022 (unaudited)	F-3
Statements of Cash Flows For the Nine Months Ended September 30, 2023, and the Period from Inception (September 12, 2022) Through September 30, 2022 (unaudited)	F-4
Notes to Unaudited Financial Statements	F-5

Smart Biometric Technology, Inc.
Audited Financial Statements for the Period from Inception (September 12, 2022) Through December 31, 2022

Report of Independent Registered Public Accounting Firm	F-10
Balance Sheet at December 31, 2022	F-11
Statement of Operations For the Period from Inception (September 12, 2022) Through December 31, 2022	F-12
Statements of Changes in Stockholders’ Equity (Deficit) For the Period from Inception (September 12, 2022) Through December 31, 2022	F-13
Statement of Cash Flows For the Period from Inception (September 12, 2022) Through December 31, 2022	F-14
Notes to Financial Statements	F-15

SMART BIOMETRIC TECHNOLOGY, INC.

Balance Sheets

	September 30, 2023	December 31, 2022
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$51,791	$4,975
Other current assets
Prepaid expenses	400	3,000
Total Current Assets	52,191	7,975
TOTAL ASSETS	$52,191	7,975

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accrued interest, related party	$3,325	$-
Shareholder advances	19,409	7,409
Deferred officer salary	126,667	-
TOTAL CURRENT LIABILITIES	149,401	7,409

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.001 par value, 5,000,000 shares authorized
Series B Convertible Preferred Stock, 500,000 shares authorized, 500,000 shares	500	500
and 500,000 shares issued and outstanding at September 30, 2023, and December
31, 2022, respectively
Common Stock, $0.001 par value, 100,000,000 shares authorized, 50,200,000 shares and	50,200	50,000
50,000,000 shares issued and outstanding at September 30, 2023, and December 31,
2022, respectively
Additional paid-in capital	1,300	(48,500)
Retained deficit	(149,210)	(1,434)
Total stockholders’ equity (deficit)	(97,210)	566
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$52,191	$7,975

The accompanying notes are an integral part of these financial statements.

SMART BIOMETRIC TECHNOLOGY, INC.

Statements of Operations

	Nine Months Ended September 30, 2023	Period from Inception (September 12, 2022) Through September 30, 2022
	(unaudited)	(unaudited)
Revenues	$-	$-

Operating expenses
Bank charges	142	-
Legal and professional fees	15,500	1,409
Officer salary	126,667	-
Research and development	1,500	-
Stock transfer fees	642	-
Total operating expenses	144,451	1,409
Loss from operations	(144,451)	(1,409)
Other expense
Interest expense	(3,325)	-
Total other expense	(3,325)	-
Net loss	$(147,776)	$(1,409)
Net profit (loss) per common share
Basic	$(0.00)	$0.00
Diluted	$(0.00)	$0.00
Weighted average number of common shares outstanding
Basic and Diluted	50,126,740	50,000,000

The accompanying notes are an integral part of these financial statements.

SMART BIOMETRIC TECHNOLOGY, INC.

Statement of Changes in Stockholders’ Equity (Deficit)

For the Nine Months Ended September 30, 2023, and the Period from Inception

(September 12, 2022) Through September 30, 2022

(unaudited)

	Series B Convertible Preferred Stock		Common Stock		Additional Paid-in	Retained	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
	Nine Months Ended September 30, 2023
Balance at December 31, 2022	500,000	$500	50,000,000	$50,000	$(48,500)	$(1,434)	$566
Common stock and warrants issued for cash	-	-	200,000	200	49,800	-	50,000
Net profit (loss)	-	-	-	-	-	(147,776)	(147,776)
Balance at September 30, 2023	500,000	500	50,200,000	50,200	1,300	(149,210)	(97,210)

	Period from Inception (September 12, 2022) Through September 30, 2022
Balance, September 12, 2022	-	$-	-	$-	$-	$-	$-
Common stock issued for cash, related party	-	-	50,000,000	50,000	(49,000)	-	1,000
Series B Convertible Preferred Stock issued for cash, related party	500,000	500	-	-	500		1,000
Net loss	-	-	-	-	-	(1,434)	(1,434)
Balance at September 30, 2022	500,000	$500	50,000,000	$50,000	$(48,500)	$(1,434)	$566

The accompanying notes are an integral part of these financial statements.

SMART BIOMETRIC TECHNOLOGY, INC.

Statement of Cash Flows

	Nine Months Ended September 30, 2023	Period from Inception (September 12, 2022) Through September 30, 2022
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(147,776)	$(1,409)
Changes in operating assets and liabilities:
Prepaid expense	2,600	-
Deferred officer salary	126,667	-
Accrued interest, related party	3,325	-
Net cash used in operating activities	(15,184)	(1,409)
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided by investing activities	-	-
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from shareholder advances	12,000	2,409
Proceeds from sale of common stock, related party	-	1,000
Proceeds from sale of preferred stock, related party	-	1,000
Proceeds from sale of common stock and warrants	50,000	-
Net cash provided by financing activities	62,000	4,909
Net change in cash	46,816	3,000
Cash, beginning of period	4,975	-
Cash, end of period	$51,791	$3,000
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

SMART BIOMETRIC TECHNOLOGY, INC.

Notes to Unaudited Financial Statements

Period Ended September 30, 2023

NOTE 1 -	ORGANIZATION AND BASIS OF PRESENTATION

Smart Biometric Technology, Inc. (the “Company”) was incorporated in the State of Nevada on September 12, 2022.

The Company seeks to become the technological standard in the fusion of biometric identity technology with innovative products, providing next generation security and groundbreaking nano biometric technology for consumers and businesses alike. The Company has not yet begun to manufacture its nano biometric products.

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The Company has adopted December 31 as its fiscal year end.

Going Concern

As shown in the accompanying financial statements, the Company sustained a loss of $147,776 (unaudited) for the nine months ended September 30, 2023, and had a retained deficit of $149,210 (unaudited) at September 30, 2023.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date of this filing. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

There are no assurances that the Company will be able to achieve the level of revenues adequate to generate sufficient cash flow from operations to support its working capital requirements. To the extent that funds generated from operations are insufficient, the Company will be required to obtain additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company. If adequate working capital is not available, the Company may not continue its operations.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position, or cash flow.

Fair Value of Financial Instruments

The carrying amounts reflected in the balance sheets for cash, prepaids and related party payables approximate the respective fair values due to the short maturities of these items.

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including, but not limited to, those related to income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents. Any amounts of cash in financial institutions which exceed FDIC insured limits expose the Company to cash concentration risk. The Company had no cash equivalents at September 30, 2023, and December 31, 2022.

Research and Development

Research and development costs are charged to expense as incurred. The Company’s research and development expenses consist primarily of expenditures for electronics design and engineering, software design and engineering, component sourcing, component engineering, manufacturing, product trials, compensation and consulting costs.

Revenue Recognition

The Company has not recognized revenues to date. Therefore, the Company has not yet adopted a revenue recognition policy.

Uncertainty in Income Taxes

GAAP requires the recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. Management evaluates Company tax positions on an annual basis and has determined that as of September 30, 2023 and December 31, 2022, no accrual for uncertain income tax positions is necessary.

Loss Per Share of Common Stock

In accordance with FASB ASC 260, “Earnings Per Share,” the basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Basic net loss per share excludes the dilutive effect of stock options or warrants and convertible notes. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options and warrants. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

NOTE 3 -	PREPAID EXPENSES

Prepaid expenses were $400 (unaudited) and $3,000 at September 30, 2023, and December 31, 2022, respectively. Prepaid expenses consist of prepayment for professional services.

NOTE 4 -	RELATED PARTY TRANSACTIONS

License Agreement

Effective August 22, 2023, the Company entered into an Issued Patent License and Royalty Agreement (the “License Agreement”) with its Founder and Chief Executive Officer, Chaya Hendrick (“Licensor”). Under the License Agreement, Licensor granted the Company an exclusive license to exploit two issued patents described, as follows: (1) “Charge Card with a Display and a Fingerprint Reader,” Issued Patent Number US D996,429 S by the United States Patent and Trademark Office and including any divisions, continuations, or reissue thereof; and (2) “USB Charge Card Reader,” Issued Patent Number US D996,430 S by the United States Patent and Trademark Office and including any divisions, continuations, or reissue thereof. In consideration of such license, the Company agreed to issue 200,000 shares of Series B Convertible Preferred Stock to Licensor (these shares have not been issued; however, the Company’s Board of Directors has authorized the designation of an additional 200,000 shares of Series B Convertible Preferred Stock) and to pay royalties, as follows: 5% of gross sales of products embodying the licensed patent, with a minimum royalty of $50,000 for the first year and a minimum royalty of $100,000 for each year thereafter. Licensor has agreed to forego the minimum royalties, until the Company begins the manufacture of its products. Under the License Agreement, the Company is responsible for expenses related to the maintenance of the licensed patents. The License Agreement may be terminated by the Company on thirty-days’ notice. In the accompanying unaudited financial statements, the licensed patents have been booked at their historical cost of $-0-. See Note 10. License Agreement and Note 11. Patents.

Contractor Agreement

Effective February 1, 2023, the Company entered into a Contractor Engagement Agreement (the “Contractor Agreement”) with Founder and Chief Executive Officer, Chaya Hendrick (“Contractor”). Under the Contractor Agreement, Contractor is to serve as the Company’s President and Chief Executive Officer. In consideration of Contractor’s services, the Company is obligated to pay Contractor an annual fee of $190,000, subject to certain annual adjustments and an annual success fee of $50,000. The success fee shall increase by 25% per annum, calculated at the conclusion of each calendar year and based on the ongoing manufacturing and sales of our products. Contractor has agreed to forego the annual success fees, until the Company begins the manufacture of its products. The base compensation paid under the Contractor Agreement shall be adjusted at the end of each year at the discretion of the Company’s Board of Directors, with a minimum required increase of 10% per year. Any unpaid compensation shall accrue and bear interest at 7% per annum. The initial term of the Contractor Agreement is five years and may be renewed by the mutual agreement of Contractor and the Company. Contractor may terminate the Contractor Agreement at any time upon written notice. See Note 9. Contractor Agreement.

Stock Purchases

In September 2022, the Company issued 50,000,000 shares of common stock to its Founder and Chief Executive Officer, Chaya Hendrick, in consideration of $1,000 in cash and founding services.

In September 2022, the Company issued 500,000 shares of Series B Preferred Stock to its Founder and Chief Executive Officer, Chaya Hendrick, in consideration of $1,000 in cash and founding services.

Advances

The Company’s Chief Executive Officer made cash advances to the Company in the aggregate amount of $19,409 as of September 30, 2023. These advances are payable on demand and bear no interest.

NOTE 5 -	CAPITAL STOCK

Preferred Stock

The Company has 5,000,000 shares of preferred stock, $.001 par value, authorized, of which 500,000 shares have been designated “Series B Convertible Preferred Stock.” In addition, the Company’s Board of Directors has authorized the designation of an additional 200,000 shares of Series B Convertible Preferred Stock. See Note 12. Subsequent Events – Amendment of Certificate of Designation.

Each share of Series B Convertible Preferred Stock has a par value of $0.001, and a stated value equal to $5.00 (“Stated Value”). Holders of the Series B Convertible Preferred Stock are entitled to receive dividends or other distributions with the holders of the common stock of the Company on an as converted basis when, as, and if declared by the directors of the Company. Holders of the Series B Convertible Preferred Stock are entitled to convert all or any one (1) share of the Series B Convertible Preferred Stock into fifty (50) shares of common stock.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (“liquidation”), holders of the Series B Convertible Preferred Stock are entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, pro rata with the holders of the common stock.

The shares of Series B Convertible Preferred Stock are entitled to vote on any matter with the holders of common stock voting together as one (1) class and shall have that number of votes (identical in every other respect to the voting rights of the holder of common stock entitled to vote at any regular or special meeting of Stockholders) equal to that number of common shares which is not less than 51% of the vote required to approve any action, which Nevada law provides may or must be approved by vote or consent of the common shares or the holders of other securities entitled to vote, if any.

In September 2022, the Company issued 500,000 shares of Series B Preferred Stock to its Founder and Chief Executive Officer, Chaya Hendrick, in consideration of $1,000 in cash and founding services.

In August 2023, the Company agreed to issue 200,000 shares of Series B Preferred Stock to its Founder and Chief Executive Officer, Chaya Hendrick, under a license agreement. At September 30, 2023, such shares of Series B Preferred Stock had not been issued; however, the Company’s Board of Directors has authorized the designation of an additional 200,000 shares of Series B Convertible Preferred Stock. See Note 12. Subsequent Events – Amendment of Certificate of Designation.

Common Stock

The Company has 100,000,000 shares of common stock, $.001 par value, authorized.

In April 2023, the Company sold 200,000 shares of common stock to a third party for $50,000 in cash.

In September 2022, the Company issued 50,000,000 shares of common stock to its Founder and Chief Executive Officer, Chaya Hendrick, in consideration of $1,000 in cash and founding services.

NOTE 6 -	DECLINATION OF CORPORATE OPPORTUNITY

In October 2022, the Company’s Chief Executive Officer, Chaya Hendrick, who also serves in the same capacity for SmartMetric, Inc., a publicly-traded company (symbol: SMME) and an affiliate of the Company, offered SMME the opportunity to commercialize products that embody certain technologies (the “Technologies’). The Board of Directors of SMME declined the offer made by Ms. Hendrick. Thereafter, the Company and Ms. Hendrick entered into an Issued Patent License and Royalty Agreement with respect to the Technologies. See Note 10. License Agreement.

NOTE 7 -	WARRANTS

In April 2023, the Company issued a warrant to purchase 200,000 shares of common stock as part of a unit of its securities sold to a third party. No portion of the sale price of the unit of securities was attributed to the warrant. The warrant has an exercise price of $1.50 per share and expires in April 2024.

NOTE 8 -	LITIGATION

From time to time the Company may be a defendant or plaintiff in various legal proceedings arising in the normal course of our business. The Company knows of no material, active, pending or threatened proceeding against it, nor is it involved as a plaintiff or defendant in any material proceeding or pending litigation.

NOTE 9 -	CONTRACTOR AGREEMENT

Effective February 1, 2023, the Company entered into a Contractor Engagement Agreement (the “Contractor Agreement”) with Founder and Chief Executive Officer, Chaya Hendrick (“Contractor”). Under the Contractor Agreement, Contractor

is to serve as the Company’s President and Chief Executive Officer. In consideration of Contractor’s services, the Company is obligated to pay Contractor an annual fee of $190,000, subject to certain annual adjustments and an annual success fee of $50,000. The success fee shall increase by 25% per annum, calculated at the conclusion of each calendar year and based on the ongoing manufacturing and sales of our products. Contractor has agreed to forego the annual success fees, until the Company begins the manufacture of its products. The base compensation paid under the Contractor Agreement shall be adjusted at the end of each year at the discretion of the Company’s Board of Directors, with a minimum required increase of 10% per year. Any unpaid compensation shall accrue and bear interest at 7% per annum. The initial term of the Contractor Agreement is five years and may be renewed by the mutual agreement of Contractor and the Company. Contractor may terminate the Contractor Agreement at any time upon written notice.

NOTE 10 -	LICENSE AGREEMENT

Effective August 22, 2023, the Company entered into an Issued Patent License and Royalty Agreement (the “License Agreement”) with its Founder and Chief Executive Officer, Chaya Hendrick (“Licensor”). Under the License Agreement, Licensor granted the Company an exclusive license to exploit two issued patents described, as follows: (1) “Charge Card with a Display and a Fingerprint Reader,” Issued Patent Number US D996,429 S by the United States Patent and Trademark Office and including any divisions, continuations, or reissue thereof; and (2) “USB Charge Card Reader,” Issued Patent Number US D996,430 S by the United States Patent and Trademark Office and including any divisions, continuations, or reissue thereof. In consideration of such license, the Company agreed to issue 200,000 shares of Series B Convertible Preferred Stock to Licensor (these shares have not been issued; however, the Company’s Board of Directors has authorized the designation of an additional 200,000 shares of Series B Convertible Preferred Stock) and to pay royalties, as follows: 5% of gross sales of products embodying the licensed patents, with a minimum royalty of $50,000 for the first year and a minimum royalty of $100,000 for each year thereafter. Licensor has agreed to forego the minimum royalties, until the Company begins the manufacture of its products. Under the License Agreement, the Company is responsible for expenses related to the maintenance of the licensed patent. The License Agreement may be terminated by the Company on thirty-days’ notice. In the accompanying unaudited financial statements, the licensed patents have been booked at their historical cost of $-0-.

NOTE 11 -	PATENTS

In July 2023, The Company entered into an Issued Patent License and Royalty Agreement (the License Agreement) with the Company’s Founder and Chief Executive Officer. Under the License Agreement, the Company obtained an exclusive license to exploit the following patents (the Licensed Technology):

Patent Number	Title	Country	Issue Date
D996,429 S	Charge Card with a Display and a Fingerprint Reader	USA	8/22/2023
D996,430 S	USB Charge Card Reader	USA	8/22/2023

The patents comprising the Licensed Technology expire 15 years after their issue date, August 22, 2023.

In addition, on June 22, 2023, the Licensed Technology, International Registration No. DM/229324, received a Statement of Grant of Protection under Rule 18bis(1) of the Common Regulations of the Hague Agreement with respect to the Licensed Technology from the Intellectual Property Office of the European Union.

The License Agreement may be terminated by us on thirty-days’ notice. In these unaudited financial statements, the licensed patents have been booked at their historical cost of $-0-.

NOTE 12 -	SUBSEQUENT EVENTS

Amendment of Certificate of Designation

In October 2023, the Company’s Board of Directors authorized the designation of an additional 200,000 shares of Series B Convertible Preferred Stock, which would increase the number of shares designated “Series B Convertible Preferred Stock from 500,000 shares to 700,000 shares. The related Certificate of Amendment to Designation has been filed with the Secretary of State of Nevada, but a file-stamped copy of such filing has not yet been returned to the Company.

ASC 855-10 Review

In accordance with ASC 855-10, the Company has reviewed its operations subsequent to December 31, 2022, to the date these financial statements were issued, November 28, 2023, and there are no additional events to report.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Smart Biometric Technology, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Smart Biometric Technology, Inc. as of December 31, 2022, and the related statements of operations, stockholders’ deficit and cash flows for the period from inception on September 12, 2022 through December 31, 2022, and the related notes to the financial statements. In our opinion, the financial statements present fairly, in all material respects, the financial position of Smart Biometric Technology, Inc. as of December 31 31, 2022, and the results of its operations and its cash flows for the period from inception on September 12, 2022 through December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has incurred a net loss and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to Smart Biometric Technology, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Smart Biometric Technology, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Mac Accounting Group & CPAs, LLP

We have served as Smart Biometric Technology Inc.’s auditor since 2022.

Midvale, Utah

November 28, 2023

PCAOB ID: 6258

SMART BIOMETRIC TECHNOLOGY, INC.

Balance Sheet

December 31, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,975
Other current assets
Prepaid expenses	3,000
Total Current Assets	7,975
TOTAL ASSETS	$7,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Shareholder advances	$7,409
TOTAL CURRENT LIABILITIES	7,409

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.001 par value, 5,000,000 shares authorized
Series B Convertible Preferred Stock, 500,000 shares issued and outstanding	500
at December 31, 2022
Common Stock, $0.001 par value, 100,000,000 shares authorized, 50,000,000 shares issued and outstanding at December 31, 2022	50,000
Additional paid-in capital	(48,500)
Retained deficit	(1,434)
Total stockholders’ equity	566
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,975

The accompanying notes are an integral part of these financial statements.

SMART BIOMETRIC TECHNOLOGY, INC.

Statement of Operations

Period from Inception (September 12, 2022) Through December 31, 2022
Revenues	$-
Operating expenses
Bank charges	25
Legal and professional fees	1,409
Total operating expenses	1,434
Loss from operations	(1,434)
Net loss	$(1,434)
Net profit (loss) per common share
Basic and Diluted	$(0.00)

Weighted average number of common shares outstanding
Basic and diluted	50,000,000

The accompanying notes are an integral part of these financial statements.

SMART BIOMETRIC TECHNOLOGY, INC.

Statement of Changes in Stockholders’ Equity (Deficit)

For the Period from Inception (September 12, 2022) Through December 31, 2022

	Series B Convertible Preferred Stock		Common Stock		Additional Paid-in	Retained	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, September 12, 2022	-	$-	-	$-	$-	$-	$-
Common stock issued for cash	-	-	50,000,000	50,000	(49,000)	-	1,000
Series B Convertible Preferred Stock issued for cash	500,000	500	-	-	500		1,000
Net loss	-	-	-	-	-	(1,434)	(1,434)
Balance at December 31, 2022	500,000	$500	50,000,000	$50,000	$(48,500)	$(1,434)	$566

The accompanying notes are an integral part of these financial statements.

SMART BIOMETRIC TECHNOLOGY, INC.

Statement of Cash Flows

Period from Inception (September 30, 2022) Through December 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,434)
Changes in operating assets and liabilities:
Prepaid expenses	(3,000)
Net cash used in operating activities	(4,434)
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided by investing activities	-
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, related party	1,000
Proceeds from sale of preferred stock, related party	1,000
Proceeds from shareholder advances	7,409
Net cash provided by financing activities	9,409
Net change in cash	4,975
Cash, beginning of period	-
Cash, end of period	$4,975

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-
Income taxes	$-

The accompanying notes are an integral part of these financial statements.

SMART BIOMETRIC TECHNOLOGY, INC.

Notes to Financial Statements

Period Ended December 31, 2022

NOTE 1 -	ORGANIZATION AND BASIS OF PRESENTATION

Smart Biometric Technology, Inc. (the “Company”) was incorporated in the State of Nevada on September 12, 2022.

The Company seeks to become the technological standard in the fusion of biometric identity technology with innovative products, providing next generation security and groundbreaking nano biometric technology for consumers and businesses alike. The Company has not yet begun to manufacture its nano biometric products.

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The Company has adopted December 31 as its fiscal year end.

Going Concern

As shown in the accompanying financial statements, the Company sustained a loss of $1,434 for the period from Inception (September 12, 2022) through December 31, 2022, and had a retained deficit of $1,434 at December 31, 2022.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date of this filing. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

There are no assurances that the Company will be able to achieve the level of revenues adequate to generate sufficient cash flow from operations to support its working capital requirements. To the extent that funds generated from operations are insufficient, the Company will be required to obtain additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company. If adequate working capital is not available, the Company may not continue its operations.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position, or cash flow.

Fair Value of Financial Instruments

The carrying amounts reflected in the balance sheets for cash, prepaids and related party payables approximate the respective fair values due to the short maturities of these items.

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including, but not limited to, those related to income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents. Any amounts of cash in financial institutions which exceed FDIC insured limits expose the Company to cash concentration risk. The Company had no cash equivalents at December 31, 2022.

Research and Development

Research and development costs are charged to expense as incurred. The Company’s research and development expenses consist primarily of expenditures for electronics design and engineering, software design and engineering, component sourcing, component engineering, manufacturing, product trials, compensation and consulting costs.

Revenue Recognition

The Company has not recognized revenues to date. Therefore, the Company has not yet adopted a revenue recognition policy.

Uncertainty in Income Taxes

GAAP requires the recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. Management evaluates Company tax positions on an annual basis and has determined that as of December 31, 2022, no accrual for uncertain income tax positions is necessary.

Loss Per Share of Common Stock

In accordance with FASB ASC 260, “Earnings Per Share,” the basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Basic net loss per share excludes the dilutive effect of stock options or warrants and convertible notes. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options and warrants. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

NOTE 3 -	PREPAID EXPENSES

Prepaid expenses were $3,000 at December 31, 2022. Prepaid expenses consist of a retainer for professional services.

NOTE 4 -	RELATED PARTY TRANSACTIONS

In September 2022, the Company issued 50,000,000 shares of common stock to its Founder and Chief Executive Officer, Chaya Hendrick, in consideration of $1,000 in cash and founding services.

In September 2022, the Company issued 500,000 shares of Series B Preferred Stock to its Founder and Chief Executive Officer, Chaya Hendrick, in consideration of $1,000 in cash and founding services.

The Company’s Chief Executive Officer made cash advances to the Company in the aggregate amount of $7,409 as of December 31, 2022. These advances are payable on demand and bear no interest.

NOTE 5 -	CAPITAL STOCK

Preferred Stock

The Company has 5,000,000 shares of preferred stock, $.001 par value, authorized, of which 500,000 shares have been designated “Series B Convertible Preferred Stock.” In addition, the Company’s Board of Directors has authorized the designation of an additional 200,000 shares of Series B Convertible Preferred Stock. See Note 8. Subsequent Events – Amendment of Certificate of Designation.

Each share of Series B Convertible Preferred Stock has a par value of $0.001, and a stated value equal to $5.00 (“Stated Value”). Holders of the Series B Convertible Preferred Stock are entitled to receive dividends or other distributions with the holders of the common stock of the Company on an as converted basis when, as, and if declared by the directors of the Company. Holders of the Series B Convertible Preferred Stock are entitled to convert all or any one (1) share of the Series B Convertible Preferred Stock into fifty (50) shares of common stock.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (“liquidation”), holders of the Series B Convertible Preferred Stock are entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, pro rata with the holders of the common stock.

The shares of Series B Convertible Preferred Stock are entitled to vote on any matter with the holders of common stock voting together as one (1) class and shall have that number of votes (identical in every other respect to the voting rights of the holder of common stock entitled to vote at any regular or special meeting of Stockholders) equal to that number of common shares which is not less than 51% of the vote required to approve any action, which Nevada law provides may or must be approved by vote or consent of the common shares or the holders of other securities entitled to vote, if any.

In September 2022, the Company issued 500,000 shares of Series B Preferred Stock to its Founder and Chief Executive Officer, Chaya Hendrick, in consideration of $1,000 in cash and founding services.

Common Stock

The Company has 100,000,000 shares of common stock, $.001 par value, authorized.

In September 2022, the Company issued 50,000,000 shares of common stock to its Founder and Chief Executive Officer, Chaya Hendrick, in consideration of $1,000 in cash and founding services.

Declination of Corporate Opportunity

In October 2022, the Company’s Chief Executive Officer, Chaya Hendrick, who also serves in the same capacity for SmartMetric, Inc., a publicly-traded company (symbol: SMME) and an affiliate of the Company, offered SMME the opportunity to commercialize products that embody certain technologies (the “Technologies’). The Board of Directors of SMME declined the offer made by Ms. Hendrick. Thereafter, the Company and Ms. Hendrick entered into an Issued Patent License and Royalty Agreement with respect to the Technologies. See Note 8. Subsequent Events – License Agreement.

NOTE 6 -	INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. The Company recognizes interest and penalties related to income tax matters as a component of income tax expense.

At December 31, 2022, deferred tax assets consist of the following:

December 31, 2022
Net operating loss carryforward	$1,434
Effective tax rate	21%
Expected income tax benefit from NOL carryforward	301
Valuation allowance	(301)
Deferred tax asset, net of valuation allowance	$—

At December 31, 2022, the Company had a net operating loss carry-forward in the amount of approximately $1,434 available to offset future taxable income. These amounts may be carried forward indefinitely, subject to the 80% of taxable income limitation rule. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods. The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the year ended December 31, 2022, due to the following:

December 31, 2022
Book loss	(301)
Change in valuation allowance	301
—

The total amount of unrecognized tax benefits can change due to tax examination activities, lapse of applicable statutes of limitations and the recognition and measurement criteria under the guidance related to accounting for uncertainty in income taxes. The Company does not believe any significant increases or decreases will occur within the next twelve months.

The Company files income tax returns in the United States (“U.S.”) federal jurisdiction. The Company does not file in any other jurisdiction and remains open for audit for all tax years as the statute of limitations does not begin until the returns are filed. The Company remains subject to U.S. federal examination for tax year ended 2022.

NOTE 7 -	LITIGATION

From time to time the Company may be a defendant or plaintiff in various legal proceedings arising in the normal course of our business. The Company knows of no material, active, pending or threatened proceeding against it, nor is it involved as a plaintiff or defendant in any material proceeding or pending litigation.

NOTE 8 -	SUBSEQUENT EVENTS

License Agreement

Effective August 22, 2023, the Company entered into an Issued Patent License and Royalty Agreement (the “License Agreement”) with its Founder and Chief Executive Officer, Chaya Hendrick (“Licensor”). Under the License Agreement, Licensor granted the Company an exclusive license to exploit two issued patents described, as follows: (1) “Charge Card with a Display and a Fingerprint Reader,” Issued Patent Number US D996,429 S by the United States Patent and Trademark Office and including any divisions, continuations, or reissue thereof; and (2) “USB Charge Card Reader,” Issued Patent Number US D996,430 S by the United States Patent and Trademark Office and including any divisions, continuations, or reissue thereof. In consideration of such license, the Company agreed to issue 200,000 shares of Series B Convertible Preferred Stock to Licensor (these shares have not been issued; however, the Company’s Board of Directors has authorized the designation of an additional 200,000 shares of Series B Convertible Preferred Stock) and to pay royalties, as follows: 5% of gross sales of products embodying the licensed patents, with a minimum royalty of $50,000 for the first year and a minimum royalty of $100,000 for each year thereafter. Licensor has agreed to forego the minimum royalties, until the Company begins the manufacture of its products. Under the License Agreement, the Company is responsible for expenses related to the maintenance of the licensed patent. The License Agreement may be terminated by the Company on thirty-days’ notice. In the accompanying unaudited financial statements, the licensed patents have been booked at their historical cost of $-0-.

Contractor Agreement

Effective February 1, 2023, the Company entered into a Contractor Engagement Agreement (the “Contractor Agreement”) with Founder and Chief Executive Officer, Chaya Hendrick (“Contractor”). Under the Contractor Agreement, Contractor is to serve as the Company’s President and Chief Executive Officer. In consideration of Contractor’s services, the Company is obligated to pay Contractor an annual fee of $190,000, subject to certain annual adjustments and an annual success fee of $50,000. The success fee shall increase by 25% per annum, calculated at the conclusion of each calendar year and based on the ongoing manufacturing and sales of our products. Contractor has agreed to forego any annual success fees, until the Company begins the manufacture of its products. The base compensation paid under the Contractor Agreement shall be adjusted at the end of each year at the discretion of the Company’s Board of Directors, with a minimum required increase of 10% per year. Any unpaid compensation shall accrue and bear interest at 7% per annum. The initial term of the Contractor Agreement is five years and may be renewed by the mutual agreement of Contractor and the Company. Contractor may terminate the Contractor Agreement at any time upon written notice.

Sales of Securities

In April 2023, the Company sold a unit of its securities comprised of 200,000 shares of common stock and a warrant to purchase 200,000 shares of common stock for $50,000 in cash. The warrant has an exercise price of $1.50 per share and expires in April 2024.

Amendment of Certificate of Designation

In October 2023, the Company’s Board of Directors authorized the designation of an additional 200,000 shares of Series B Convertible Preferred Stock, which would increase the increased the number of shares designated “Series B Convertible Preferred Stock from 500,000 shares to 700,000 shares. The related Certificate of Amendment to Designation has been filed with the Secretary of State of Nevada, but a file-stamped copy of such filing has not yet been returned to the Company.

ASC 855-10 Review

In accordance with ASC 855-10, the Company has reviewed its operations subsequent to December 31, 2022, to the date these financial statements were issued, November 28, 2023, and there are no additional events to report.

PART III  EXHIBITS

Index to Exhibits

Exhibit No.	Description
2.1+	Articles of Incorporation
2.2+	Amendment to Certificate of Designation – Series B Preferred Stock
2.3+	Bylaws
3.1+	Common Stock Purchase Warrant issued to Bruce Gaker
4.1+	Form of Subscription Agreement
6.1+	Subscription Agreement between the Company and Bruce Gaker
6.2+	Contractor Agreement between the Company and Chaya Hendrick
6.3+	Issued Patent License Agreement between the Company and Chaya Hendrick
11.1+	Consent of Independent Registered Public Accounting Firm
11.2+	Consent of Counsel (included in Exhibit 12.1)
12.1+	Opinion of Newlan Law Firm, PLLC

_____________________

+ Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 28, 2023.

SMART BIOMETRIC TECHNOLOGY, INC.

By:	/s/ Chaya Hendrick
Chaya Hendrick
Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Chaya Hendrick	November 28, 2023
Chaya Hendrick
President, Chief Executive Officer
[Principal Executive Officer], Secretary and Director

By:	/s/ Jay M. Needelman	November 28, 2023
Jay M. Needelman
Chief Financial Officer
[Principal Accounting Officer] and Director

By:	/s/ Teresa Suarez	November 28, 2023
Teresa Suarez
Director

By:	/s/ Elizabeth Ryba	November 28, 2023
Elizabeth Ryba
Director